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                                                                EXHIBIT 99.1


                         INTERLINQ SOFTWARE CORPORATION

                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                 (AS AMENDED AND RESTATED ON JANUARY 19, 1996)


SECTION 1. PURPOSES

        The purposes of the Amended and Restated INTERLINQ Software Corporation Stock Option Plan for Non-Employee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable non-employee directors of Interlinq Software Corporation (the "Corporation") and to provide an incentive for such directors to increase their proprietary interests in the Corporation's long-term success and progress.

SECTION 2. SHARES SUBJECT TO THE PLAN

        Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Corporation's common stock (the "Common stock") for which options may be granted under the Plan is 215,000 (the "Shares"). The Shares shall be shares presently authorized but unissued or subsequently acquired by the Corporation and shall include shares representing the unexercised portion of any option granted under the Plan which expires or terminates without being exercised in full.

SECTION 3. ADMINISTRATION OF THE PLAN

        The administrator of the Plan (the "Plan Administrator") shall be the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under the Plan.

SECTION 4. PARTICIPATION IN THE PLAN

        Each member of the Board elected or appointed who is not otherwise an employee of the Corporation or any parent or subsidiary corporation (an "Eligible Director") shall be eligible to participate in the Plan.

        4.1 INITIAL GRANTS

        Commencing on February 17, 1993 and ending on January 19, 1996, each Eligible Director who is initially appointed or elected (other than at an Annual Meeting of Shareholders as described in the Corporation's Restated Bylaws (an "Annual Meeting")) to fill a vacancy on the Board shall automatically receive the grant of an option (an "Initial Grant") to purchase 3,000 Shares upon such election. On January 19, 1996, each Eligible Director shall automatically receive an Initial Grant to purchase 10,000 Shares, and each Eligible Director who is initially appointed or elected to fill a vacancy on the Board after that date shall automatically receive an Initial Grant to purchase 10,000 Shares on the date of such appointment or election, subject in both cases to shareholder approval at the 1996 Annual Meeting of the amendments to the Plan adopted by the Board on January 19, 1996.

        4.2 ANNUAL GRANTS

        Commencing with the 1993 Annual Meeting and ending with the 1996 Annual Meeting, each Eligible Director shall automatically receive the grant of an option (an "Annual Grant") to purchase 3,000 Shares immediately following each Annual Meeting, except that the Annual Grants for 1993 shall be granted
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on the first day on which the Corporation's Common Stock is publicly traded.
Commencing with the 1997 Annual Meeting, each Eligible Director shall automatically receive an Annual Grant to purchase 7,500 Shares immediately following each Annual Meeting, subject to shareholder approval at the 1996 Annual Meeting of the amendments to the Plan adopted by the Board on January 19, 1996. Each Eligible Director shall be entitled to receive an Annual Grant notwithstanding the receipt of an Initial Grant in the same calendar year.

SECTION 5.      OPTION TERMS

        Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

        5.1     OPTION AGREEMENT

        Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Corporation. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

        5.2     OPTION EXERCISE PRICE

        The option exercise price for each option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, "fair market value" shall be the average of the high and low sales prices at which the Common Stock was sold on such date as reported by the Nasdaq National Market on such date; provided, however, that (i) if no Common Stock was traded on such date, fair market value shall be based on the high and low sales prices on the next preceding date on which Common Stock was so traded and (ii) with respect to the initial grants hereunder, on the effective date of the Corporation's initial public offering of Common Stock, fair market value shall be the price at which Common Stock was sold to the public in such initial public offering.

        5.3     VESTING AND EXERCISABILITY

        Annual Grants and Initial Grants to an Eligible Director shall vest and be fully exercisable six months after the date of grant.

        5.4     TIME AND MANNER OF EXERCISE OF OPTION

        Each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 Shares (or the remaining Shares then purchasable under the option, if less than 100 Shares) may be purchased upon any exercise of option rights hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

        Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (i) in cash or by check, (ii) in shares of Common Stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (iii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.


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Amended and Restated Stock Option Plan For Non-Employee Directors
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        5.5     TERM OF OPTIONS

        Each option shall expire five years from the date of the granting thereof, but shall be subject to earlier termination as follows:

                (a) In the event that an optionee ceases to be a director of the Corporation for any reason other than the death or total disability of the optionee, the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the options granted to such optionee may be exercised by him or her only within three months after the date such optionee ceases to be a director of the Corporation.

                (b) In the event of the death of an optionee, whether during the optionee's service as a director or during the three-month period referred to in Section 5.5(a), the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the options granted to such optionee shall be exercisable, and such options shall expire (unless by their terms they sooner terminate and expire) unless exercised within one year after the date of the optionee's death, by the legal representatives or the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

                (c) In the event that an optionee suffers a total disability during the optionee's service as a director, the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the options granted to such optionee shall be exercisable, and such options shall expire unless exercised within one year of the optionee's cessation of service as a director (unless by its terms it sooner terminates and expires). As used in the Plan, the term "total disability" refers to a mental or physical impairment of the optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Corporation and two independent physicians, to perform his or her duties for the Corporation. Total disability shall be deemed to have occurred on the first day after the Corporation and the independent physicians have furnished their opinion of total disability to the Plan Administrator.


        5.6     TRANSFERABILITY

        During an optionee's lifetime, an option may be exercised only by the optionee or a permitted assignee or transferee (as provided below). Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (a) by will or by the applicable laws of descent and distribution or (b) by gift or other transfer to either (i) a spouse or other immediate family member or (ii) any trust or estate in which the original optionee or such person's spouse or other immediate family member has a substantial beneficial interest; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the award. An optionee may also designate in writing during the optionee's lifetime a beneficiary to receive and exercise options in the event of the optionee's death (as provided in Section 5.5(b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.


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Amended and Restated Stock Option Plan For Non-Employee Directors

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        5.7   HOLDING PERIOD

        If a person subject to Section 16 of the Exchange Act sells Shares obtained upon the exercise of any option granted under the Plan within six months after the date the option was granted, such sale may result in short-swing profit liability under Section 16 of the Securities Exchange Act of 1934, as amended.

        5.8   PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS SHAREHOLDER

        Neither the recipient of an option under the Plan nor the optionee's successor(s) in interest shall have any rights as a shareholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

        5.9   LIMITATION AS TO DIRECTORSHIP

        Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

        5.10  REGULATORY APPROVAL AND COMPLIANCE

        The Corporation shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

SECTION 6. CAPITAL ADJUSTMENTS

        The aggregate number of Shares with respect to which options may be granted under the Plan, as provided in Section 2 hereof, the number and class of Shares to be granted pursuant to each Initial Grant and each Annual Grant, the number of Shares subject to each outstanding option and the price per share specified in such options, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or any other similar capital adjustment, the payment of a stock dividend or a merger or consolidation of the Corporation, or the sale of all or substantially all of the assets of, or the liquidation of, the Corporation.

        Upon the effective date of a dissolution or liquidation of the Company, or of a reorganization, merger or consolidation of the Company with one or more corporations which results in more than eighty percent of the outstanding voting shares of the Company being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all the assets or more than eighty percent of the then outstanding shares of the Company to another corporation or other entity (each, a "corporate transaction"), other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger, a mere reincorporation or the creation of a holding company, then the exercisability of each option outstanding under the Plan shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for any such corporate transaction, become fully exercisable with respect to the total number of Shares purchasable under such option and may be exercised for all or any portion of such Shares. To the extent such option is not exercised, it shall terminate, except that, in the event of such a corporate transaction in which shareholders of the Company receive capital stock of another corporation in exchange for their shares of Common Stock, such unexercised option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. Any
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INTERLINQ Software Corporation                                Page 4
Amended and Restated Stock Option Plan
For Non-Employee Directors
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such assumed or equivalent option shall be fully exercisable with respect to the total number of Shares purchasable under such option. Upon a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger or the creation of a holding company, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such corporation and the vesting schedule set forth in the instrument evidencing the option shall continue to apply to such assumed or equivalent option.

        Adjustments under this Section 6 shall be made by the Plan Administrator, whose determination shall be final. No fractional Shares shall be issued under the Plan or pursuant to any adjustment hereunder.

SECTION 7. EXPENSES OF THE PLAN

        All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation; none of such expenses shall be charged to any optionee.

SECTION 8. EFFECTIVE DATE AND DURATION OF THE PLAN

        The Plan shall be effective upon adoption by the Corporation's shareholders. The Plan shall continue in effect until it is terminated by action of the Board or the Corporation's shareholders, but such termination shall not affect the then-outstanding terms of any options.

SECTION 9. COMPLIANCE WITH RULE 16b-3

        It is the intention of the Corporation that the Plan comply in all respects with the requirements for a formula plan within the meaning attributed to that term for purposes of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with such requirements, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting such requirements.

SECTION 10. TERMINATION AND AMENDMENT OF THE PLAN

        The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan as a formula plan for purposes of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment that would

        (a) materially increase the number of Shares that may be issued under the Plan,

        (b) materially modify the requirements as to eligibility for participation in the Plan, or

        (c) otherwise materially increase the benefits accruing to participants under the Plan shall be made without the approval of the Corporation's shareholders.

        Adopted by the Corporation's Board of Directors on February 17, 1993, and approved by the Corporation's shareholders on March 12, 1993. Amended and restated by the Corporation's Board of Directors on January 19, 1996 and approved by the Corporation's shareholders on November 6, 1996.
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INTERLINQ Software Corporation                                          Page 5
Amended and Restated Stock Option Plan for Non-Employee Directors